As filed with the Securities and Exchange Commission on April 18, 2018

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WINDTREE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3171943
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)
2600 Kelly Road, Suite 100
Warrington, Pennsylvania 18976-3622

(Address, including zip code, of Principal Executive Offices)

Windtree Therapeutics, Inc. 2011 Long-Term Incentive Plan

Craig Fraser Inducement Grant

(Full title of the plans)

Mary B. Templeton, Esq.

Senior Vice President, General Counsel and Corporate Secretary

Windtree Therapeutics, Inc.

2600 Kelly Road, Suite 100

Warrington, Pennsylvania 18976

(215) 488-9300

(Name and address, and telephone number, including area code, of agent for service)

Copies to:

Ira L. Kotel, Esq.

Dentons US LLP

1221 Avenue of the Americas

New York, New York 10020

(212) 768-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer 	Accelerated filer 
Non-accelerated filer  (Do not check if a smaller reporting company)	Smaller reporting company ☑
Emerging growth 

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001 par value	1,797,743	(1)	$3.50	$6,292,101	$783.37

(1)

Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), any additional securities that may become issuable under either the 2011 Plan or the Inducement Grant by reason of any stock splits, stock dividends or recapitalizations or other similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) promulgated under the Securities Act by taking the average of the high and low sales price per share of the Common Stock on the OTCQB® on April 11, 2018.

EXPLANATORY NOTE

This registration statement is being filed to register the issuance of an additional 1,787,500 shares of common stock, par value $0.001 per share (the “Common Stock”) of Windtree Therapeutics, Inc. (the “Company”) that may be issued pursuant to the Company’s 2011 Long-Term Incentive Plan (the “2011 Plan”) and 10,243 shares of Common Stock that may be issued under an option awarded to Craig Fraser in connection with his employment by the Company as its President and CEO (“Inducement Grant”), plus any additional securities that become issuable under either the 2011 Plan or the terms of the Inducement Grant by reason of any stock splits, stock dividends or recapitalizations or other similar transactions.

The 2011 Plan was approved by a requisite vote of the stockholders of the Company on October 3, 2011, and the Company previously registered the issuance of the 13,214 shares then underlying such plan on a registration statement on Form S-8 (File No. 333-180497) on March 30, 2012. On September 13, 2012, the stockholders of the Company voted to amend the 2011 Plan to increase the number of shares available for issuance under such plan by 8,929 shares, and the Company registered the issuance of the 8,929 additional shares on a registration statement on Form S-8 (File No. 333-184277) on October 3, 2012. On June 11, 2013, the stockholders of the Company voted to amend the 2011 Plan to increase the number of shares available for issuance under such plan by 5,357 shares, and the Company registered the issuance of the 5,357 additional shares on a registration statement on Form S-8 (File No. 333-189966) on July 15, 2013. On June 10, 2014, the stockholders of the Company voted to amend the 2011 Plan to increase the number of shares available for issuance under such plan by 17,857 shares, and the Company registered the issuance of the 17,857 additional shares on a registration statement on Form S-8 (File No. 333-197139) on June 30, 2014. On January 21, 2016, the stockholders of the Company voted to amend the 2011 Plan to increase the number of shares available for issuance under such plan by 53,571 shares and the Company registered the issuance of the 53,571 additional shares on a registration statement on Form S-8 (File No. 333-209141) on January 27, 2016. On June 30, 2017, the stockholders of the Company voted to amend the 2011 Plan to increase the number of shares available for issuance under such plan by 37,500 shares and, on October 25, 2017 the Company’s Board of Directors voted to amend the 2011 plan to increase the number of shares available for issuance under such plan by 1,750,000 shares of Common Stock, which action was approved and ratified by the majority stockholder of the Company by written consent on November 13, 2017. Pursuant to General Instruction E to Form S-8 and with respect to the additional shares of Common Stock registered hereunder for issuance under the 2011 Plan, the contents of such registration statements, including all exhibits thereto as applicable, are incorporated herein by reference.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the participants in accordance with Rule 428 under the Securities Act of 1933, as amended (“Securities Act”), and the Note to Part I of Form S-8. Those documents do not need to be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents have been filed by the Company with the Commission and are hereby incorporated by reference in this registration statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed on April 17, 2018; and

(b)	The description of the Company’s Common Stock contained in the Company’s registration statement on Form 8-A filed with the SEC on July 13, 1995 and February 6, 2004.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS

Exhibit No.	Description	Method of Filing
5.1	Opinion of Dentons US LLP, legal counsel.*	Filed herewith.

23.1	Consent of Dentons US LLP (included in Exhibit 5.1).	Filed herewith.

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.	Filed herewith.

24.1	Powers of Attorney (included on signature page to this registration statement).	Filed herewith.

* In accordance with Item 8 of Form S-8, and in lieu of the opinion of counsel or determination contemplated by Item 601(b)(5) of Regulation S-K, the Company hereby undertakes that it will submit the Plan and all amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner, and that it will make all changes required by the IRS in order to qualify the Plan.

[Signatures appear on the next page]

 SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warrington, Commonwealth of Pennsylvania on this 18th day of April, 2018.

WINDTREE THERAPEUTICS, INC.

(Registrant)

                              By:     /s/ Craig Fraser

Craig Fraser

President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Windtree Therapeutics, Inc., and each of us, do hereby constitute and appoint each of Craig Fraser, Mary B. Templeton, Esq., and John A. Tattory, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things in our name, place and stead, in any and all capacities, in connection with this registration statement on Form S-8 under the Securities, or any registration statement for the same offering that is to be effective upon filing under the Securities Act, including, without limitation, to sign for us or any of us in our names in the capacities indicated below any and all amendments or supplements to this registration statement, including any and all post-effective amendments to the registration statement, and to sign any and all additional registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Name and Title	Date

Craig Fraser
President, Chief Executive Officer
and Director
/s/ Craig Fraser	(Principal Executive Officer)	April 18, 2018

John A. Tattory
Senior Vice President and Chief Financial Officer
(Principal Financial Officer and
/s/ John A. Tattory	Principal Accounting Officer)	April 18, 2018

John R. Leone
/s/ John R. Leone	Chairman of the Board of Directors	April 18, 2018

Joseph M. Mahady
/s/ Joseph M. Mahady	Director	April 18, 2018

Bruce A. Peacock
/s/ Bruce A. Peacock	Director	April 18, 2018

Marvin E. Rosenthale, Ph.D.
/s/ Marvin E. Rosenthale	Director	April 18, 2018